Exhibit 2

LSB Industries, Inc.

Lock-Up Agreement

August 10, 2022

Goldman Sachs & Co. LLC

UBS Securities LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

c/o UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Re: LSB Industries, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that Goldman, Sachs & Co. LLC and UBS Securities LLC, as representatives (the “Representatives”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule II to such agreement (collectively, the “Underwriters”) with LSB Industries, Inc., a Delaware corporation (the “Company,”) and the selling stockholders named therein (the “Selling Stockholders”) providing for a public offering (the “Offering”) of shares of Common Stock, par value $0.10 per share (the “Common Stock”) of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 120 days after the date of the final prospectus supplement used to sell the Shares (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned (collectively, the “Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The undersigned represents and warrants that, other than as previously disclosed to the Representatives, the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period. For the avoidance of doubt, the undersigned agrees that the foregoing provisions shall be equally applicable to any Shares the undersigned may purchase in the Offering.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s Securities:

(i)

as a bona fide gift or gifts, including to charitable organizations or non-profit educational institutions, or for bona fide estate planning purposes, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; and provided, further, that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a Form 5), reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period;

(ii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; and provided, further, that any such transfer shall not involve a disposition for value;

(iii)

to the extent the Transfer relates to shares of Common Stock purchased by the undersigned on the open market following the Offering; provided that no filing under Section 16(a) of the Exchange Act or any other public filing or disclosure by or on behalf of the undersigned shall be required or shall be voluntarily made during the Lock-Up Period in connection with subsequent sales of Common Stock or other securities acquired in such transactions;

(iv)

if the undersigned is a corporation, partnership, limited liability company or other business entity, to (A) its limited or general partners, members, stockholders or other equityholders (or to the estates of any of the foregoing) or (B) its affiliates or other entities controlled or managed by or under common control or management with the undersigned or any of its affiliates (other than the Company and its subsidiaries);

(v)

in connection with the disposition of shares of Common Stock to the Company, or withholding of shares of Common Stock by the Company, in connection with the exercise of options, including “net” or “cashless” exercises, or the vesting or settlement of restricted stock units or other rights to purchase shares of Common Stock of the Company, for the payment of tax withholdings or remittance payments due as a result of the exercise of any such options or vesting or settlement of such restricted stock units or other rights to purchase shares of Common Stock of the Company, in all such cases, pursuant to equity awards granted under an equity incentive plan of the Company described in the prospectus related to the offerings; provided, that (x) any shares of Common Stock received upon the exercise or settlement of the option, restricted stock units or other equity awards shall be subject to this Lock-Up Agreement, and (y) that no filing under Section 16(a) of the Securities Exchange Act shall be voluntarily made during the Lock-Up Period; provided, however, if undersigned is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, the undersigned shall include a statement in footnotes to such report to the effect that (1) such transfer relates to the circumstances described in this clause (v), and (2) the shares received are subject to a lock-up agreement with the Underwriters;

(vi)

(A) as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency or (B) by will, other testamentary document or intestate succession;

(vii)

to the Company, in connection with the repurchase of shares of Common Stock issued pursuant to equity awards granted under an equity incentive plan of the Company or pursuant to the agreements pursuant to which such shares were issued, in each case, upon termination of the undersigned’s relationship with the Company; provided that any filings under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, shall clearly indicate in the footnotes thereto that such transfer was to the Company in connection with the repurchase of shares of Common Stock;

(viii)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all or substantially all holders of the Company’s capital stock involving a change of control of the Company (for purposes of this Lock-Up Agreement, “change of control” shall mean any bona fide third party tender offer, merger, consolidation or other similar transaction approved by the board of directors of the Company the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, would become, after the closing of the transaction, the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting securities of the Company), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s shares of Common Stock shall remain subject to the provisions of this Lock-Up Agreement during the Lock-Up Period;

(ix)

as a pledge by Eldridge Industries, LLC or SBT Investors LLC or any of their respective affiliates (or any permitted transferee thereof) pursuant to agreements governing indebtedness or commitments relating to indebtedness of Eldridge Industries, LLC or SBT Investors LLC or any of their respective affiliates (or any permitted transferee thereof) or its affiliates (other than the Company and its subsidiaries) which is outstanding on the date hereof and any Transfer in connection with a foreclosure with respect to the same, and any refinancing of such indebtedness or commitments;

(x)

to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i)-(ix provided that if and to the extent such otherwise required by such provision, that any such shares of Common Stock received shall be subject to this Lock-Up Agreement ); or

(xi)	with the prior written consent of Goldman Sachs & Co. LLC and UBS Securities LLC on behalf of the Underwriters.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation or other entity, the corporation or such other entity may transfer the Securities to any wholly-owned subsidiary of such corporation or other entity;

provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Securities subject to the provisions of this Agreement and there shall be no further transfer of such Securities except in accordance with this Agreement; and provided, further, that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as permitted by clauses (i)-(x) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Securities, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Securities except in compliance with the foregoing restrictions.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Offering, the Underwriters are not making a recommendation to you to participate in the Offering or sell any Shares at the price determined in the Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

The restrictions described in this Lock-Up Agreement shall not apply to (i) the sale of the undersigned’s Shares pursuant to the Underwriting Agreement (including the Share Repurchase (as defined in the Underwriting Agreement)); (ii) any sales made pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act prior to the date of this Lock-Up Agreement; provided that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the Lock-Up Period shall state that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act; and/or (iii) the establishment of, and any sales or transfers pursuant to, a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act on or after the date of this Lock-Up Agreement; provided that no transfers shall occur under such newly established plan during the period beginning from the date hereof and continuing to and including the date 75 days after the date of the final prospectus supplement used to sell the Shares and no public announcement or filing shall be required or voluntarily made by any person in connection therewith other than general disclosure in Company periodic reports to the effect that Company directors and officers may enter into such trading plans from time to time.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement will automatically terminate upon the earliest to occur, if any, of (a) the date that the Company or the undersigned advises Goldman Sachs & Co. LLC and UBS Securities LLC, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering, (b) the date that Goldman Sachs & Co. LLC and UBS Securities LLC advise the Company and the undersigned, in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Offering (c) the date of termination of the Underwriting Agreement if prior to the closing of the Offering, or (d) August 31, 2022 if the Offering of the Shares has not been completed by such date. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

SBT Investors LLC

By: NZC Capital LLC, its Member Manager

Exact Name of Shareholder

/s/ Todd L. Boehly

Authorized Signature

Manager

Title

[Signature Page to Lock-Up Agreement]